Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Investor Relations
Jeffrey W. Church
CFO, Treasurer & Corporate Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

     GAITHERSBURG, Md (November 4, 2003) — GenVec, Inc. (Nasdaq:GNVC), a biopharmaceutical company, today announced financial results for the third quarter ended September 30, 2003. GenVec reported higher revenues and a lower net loss through the first nine months of 2003 compared with the same nine-month period last year. For the nine months ended September 30, 2003, the Company reported a net loss of $16.0 million or ($0.60) per share on revenues of $8.1 million compared to a net loss of $20.2 million or ($0.93) per share on revenues of $4.9 million for the comparable nine-month period in 2002. GenVec reported a net loss of $4.9 million or ($0.14) per share in the current quarter ended September 30, 2003 compared to a net loss of $6.9 million or ($0.32) per share in the comparable quarter of last year. GenVec ended the third quarter of 2003 with $44.3 million in cash and investments.

     Revenues for the current quarter and first nine months of 2003 were primarily attributable to the following activities:

•	Vaccine development activities under the Company’s collaborations with the National Institutes of Health (NIH) and the U.S. Naval Medical Research Center (NMRC)

•	Expanded collaboration with Fuso Pharmaceutical Industries, Ltd. of Japan for the development of second-generation TNF (tumor necrosis factor) product candidates that target tumors when given systemically or regionally.

     Operating expenses for the quarter ended September 30, 2003 decreased 25 percent to $7.4 million from $9.9 million in the third quarter of 2002 as a result of the Company’s reduction in workforce announced in April 2003. The Company expects to maintain its use of cash at approximately $4 million for the fourth quarter of 2003.

     Jeffrey W. Church, GenVec’s Chief Financial Officer, commented on GenVec’s business and third quarter financial results, “A key event in the third quarter was our merger with Diacrin, Inc. in August 2003, which significantly strengthened GenVec’s balance sheet through the addition of over $40 million in cash and enhanced our manufacturing and quality infrastructure and capabilities. The addition of these two strategically important assets should allow us to move aggressively toward our goal of developing and commercializing TNFerade, GenVec’s lead product candidate, currently in Phase II clinical testing for the treatment of pancreatic, esophageal and rectal cancer.”

     Mr. Church continued, “Through our funded vaccine development programs with the NIH and the U.S. Navy, both of which are using GenVec’s proprietary adenovector and manufacturing technology for the development of clinical grade vaccine candidates against HIV, SARS, malaria and dengue fever, we expect to expand our manufacturing capability for our therapeutic product and vaccine candidates.”

     The Company is also pursuing corporate partnerships and alliances to advance its other clinical programs, AdPEDF for the treatment of age-related macular degeneration, BIOBYPASS for severe coronary artery disease and cell therapy for congestive heart failure.

     GenVec is a publicly publicly held biotechnology company focused on the development and commercialization of novel therapies that improve patient care. Additional information on

GenVec is available at its web site located at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

     Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties inherent in a merger transaction, including those relating to the inability to achieve planned synergies or execute integration plans and establish management and organizational structure. Other risk factors include the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.

Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30		September 30
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Ongoing R&D support	$2,324	$2,722	$8,001	$4,925
Royalties, license & other payments	48	—	70	—

Total revenues	2,372	2,722	8,071	4,925

Operating expenses:
Research and development	$5,629	7,392	$17,364	17,888
General and administrative	1,766	2,496	6,768	7,286

Total operating expenses	7,395	9,888	24,132	25,174

Loss from operations	(5,023)	(7,166)	(16,061)	(20,249)
Other income, net	132	233	15	30

Net loss	$(4,891)	$(6,933)	$(16,046)	$(20,219)

Basic and diluted loss per share	$(0.14)	$(0.32)	$(0.60)	$(0.93)

Weighted average number of shares used in computing basic and diluted net loss per share	35,345	21,868	26,944	21,796

GenVec, Inc.
Selected Balance Sheet Information

(In thousands)	September 30, 2003	December 31, 2002
	(unaudited)
Cash and investments	$44,301	$20,360
Working capital	27,811	12,471
Total assets	55,950	31,085
Stockholders’ equity	41,392	15,629

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